EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION
OF
CARACO PHARMACEUTICAL LABORATORIES, LTD.

              PURSUANT TO THE PROVISIONS OF ACT 284, PUBLIC ACTS OF 1972, AS AMENDED, THE UNDERSIGNED CORPORATION EXECUTES THE FOLLOWING ARTICLES:

1.           The present name of the corporation is Caraco Pharmaceutical Laboratories, Ltd.

2.           The identification number assigned by the Bureau is 345364

3.           All former names of the corporation are: J-Mac Domestic, Inc., Caraco, Inc. and Caraco Pharmaceutical Laboratories Ltd.

3.           The date of filing the original Articles of Incorporation was February 22, 1984.

              THE FOLLOWING RESTATED ARTICLES OF INCORPORATION SUPERSEDE THE ARTICLES OF INCORPORATION AS AMENDED AND SHALL BE THE ARTICLES OF INCORPORATION FOR THE CORPORATION:

ARTICLE I
Name

              The name of the corporation is Caraco Pharmaceutical Laboratories, Ltd.

ARTICLE II
Corporate Purpose

              The purpose or purposes for which the corporation is formed are:   To engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III
Shares

The total authorized shares:

  Common Shares 50,000,000 – Preferred shares 0; and

  A statement of all or any of the relative rights, preferences and limitations of the shares of each class is a follows:  N/A

ARTICLE IV
Registered Office and Agent

1.           The name of the resident agent:   Jayesh M. Shah

2.           The address of the registered office is:

      29714 Orion Court
      Farmington Hills, MI 48334

ARTICLE V
Reorganization

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors of any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing ¾ in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI
Shareholder Consent

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at the meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporation action unless within 60 days after the record date for determining shareholder entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).